UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2016

NCI, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51579	20-3211574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11730 Plaza American Drive, Reston, VA	20190
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 707-6900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Marco F. de Vito

On November 29, 2016, Marco F. de Vito, the Company’s Chief Operating Officer (“COO”), announced his retirement, thus ceasing his employment with NCI, Inc. (the “Company”), effective as of January 6, 2017 (such date, the “Retirement Date”).

In connection with his retirement, the Company and Mr. de Vito entered into a Separation Agreement. The Separation Agreement provides for the payment of certain retirement benefits to Mr. de Vito including the following: (a) the Company will pay Mr. de Vito a lump sum cash payment in the amount of $500,000; (b) an annual bonus equal to the actual bonus earned in accordance with the Fiscal Year 2016 Incentive Compensation Plan Worksheet for the period beginning on January 1, 2016 and ending on the Retirement Date, payable as a lump sum; and (c) the Company will repurchase 272,000 stock options held by Mr. de Vito that are vested and exercisable as of the Retirement Date at a purchase price per option equal to the closing sale price of a share of NCI common stock on The Nasdaq Stock Market on November 29, 2016, less the applicable per share exercise price of the options. In addition, the Separation Agreement includes a release of claims in favor of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCI, Inc.

By:	/s/ Lucas J. Narel
Lucas J. Narel
Executive Vice President, Chief Financial Officer, and Treasurer

Date: December 2, 2016